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                                                                   EXHIBIT 10.12

                                     NOTE


$100,000.00                                                       March 28, 1997

          FOR VALUE RECEIVED, Donald Katz promises to pay to Audible, Inc. (the "Lender"), the principal sum of One Hundred Thousand Dollars ($100,000.00), together with interest on the unpaid principal hereof from the date hereof at the rate of 6.0% per annum, compounded annually.

          Principal and interest shall be due and payable upon the earlier of
(i) March 28, 2002 or, (ii) immediately following the closing of an initial public offering of the Common Stock of Audible, Inc., a corporation (the "Company"), as a result of which the Company receives gross proceeds greater than or equal to $15,000,000.00. Payment of principal and interest shall be made in lawful money of the United States of America.

          The undersigned may at any time prepay all or any portion of the principal or interest owing hereunder.

          This Note is secured by a pledge of the Company's Common Stock under the terms of a Security Agreement of even date herewith and is subject to all the provisions thereof.

          The holder of this Note shall have no recourse or claim against the undersigned by reason of nonpayment of this Note or otherwise hereunder, and the holder's sole recourse in the event of nonpayment of amounts due hereunder shall be against the collateral securing this Note.

          Should any action be instituted for the collection of this Note, the reasonable costs and attorneys' fees of the holder hereof shall be paid by the undersigned.


                                         /s/ Donald Katz
                                         ---------------
                                         Donald Katz